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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Hearx Ltd.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                                                     May 5, 1999

Dear Shareholder:

       In response to a number of questions that have arisen subsequent to the mailing of the proxy material requesting that shareholders vote in favor of reducing our authorized shares to 20 million and vote in favor of a one for ten reverse stock split, the following information has been prepared.

A)     The reasons for the split include:

       1) Attracting institutional investors...a group of investors usually prohibited from buying "penny stocks".

       2) Increase liquidity for the shareholders by stimulating institutional investor interest...investors who tend to take larger positions than the normal retail customer.

       3) Eliminate the appearance that HEARx is a weaker company than other publicly traded hearing care companies that actually have a lower market capitalization than HEARx but, because of fewer shares outstanding, trade at a higher price per share.

B) In addition, please consider:

       1) As a result of our "penny stock" status, HEARx has been unable to get national media exposure. A "penny stock" company generally will not make it into major publications such as Business Week, Fortune or U.S. News and World Report.

       2) By increasing the price of the stock, HEARx will also be increasing the risk for the day traders. We understand that there are individuals who are currently "flipping" the stock for a nominal (pennies) profit. We believe this is holding the stock back.

       3) At $5.00 per share, HEARx stock will be eligible for inclusion in margin accounts.

       It should be kept in mind that HEARx previously announced its intent to purchase (based on available cash) up to 20 million pre-split shares in the open market over an eighteen month period at up to $1.00 per share (pre-split price). At the present time, HEARx has already purchased more than 1.6 million shares. If there are going to be sellers at $.50 (or post split at $5.00), then HEARx intends to continue to be a buyer.

                                        Yours truly,

                                        /s/ Paul A. Brown
                                        Paul A. Brown, M.D.
                                        Chairman